Filed pursuant to Rule 433

Registration Statement No. 333-219716

Registration Statement No. 333-219716-02

May 14, 2018

MUFG Securities EMEA plc Ropemaker Place, 25 Ropemaker Street London EC2Y 9AJ T: +44 (0)20 7628 5555 F: +44 (0)20 7782 9144

Term Sheet

2 Year EUR Floating Rate Note (the “Notes”)

Issuer:	Mohawk Capital Finance S.A.
Guarantor:	Mohawk Industries, Inc.
Status:	Senior, unsecured
Guarantor Ratings:	Baa1/BBB+/BBB+ (Moody’s/S&P/Fitch)
Principal Amount:	EUR 300,000,000
Offering Format:	SEC Registered
Issue Price:	100.00%
Redemption Price:	100.00%
Trade Date:	May 14, 2018
Issue Date:	May 18, 2018
Maturity Date:	May 18, 2020
Rate of Interest:	3m EURIBOR + 30 bps
Minimum Rate of Interest:	EUR 0.00% pa
Interest Payment Dates:	Quarterly on 18 August, 18 November, 18 February and 18 May in each year from and including 18 August 2018 up to and including the Maturity Date
Interest Rate Determination:	Screen Rate Determination
Relevant Screen Page:	Reuters EURIBOR01
Interest Rate Determination Date(s):	The second day on which the TARGET2 System is open prior to the start of each Interest Period
Day Count Fraction:	Actual/360
Payment Day Convention:	Modified Following Business Day Convention
Coupon Payment Convention:	Adjusted
Call Option:	None
Clearing:	Euroclear / Clearstream
Notes Format:	Registered, Classic Global Note
Eurosystem Eligible:	Not intended
Dealer:	MUFG Securities EMEA plc
Principal Paying Agent:	Elavon Financial Services DAC, UK Branch
Calculation Agent:	Principal Paying Agent
Trustee:	U.S. Bank National Association
Listing:	New York Stock Exchange
Payment Business Days:	New York, London, TARGET2
Documentation:	Preliminary Prospectus Supplement dated May 14, 2018
Governing Law:	New York
ISIN Code:	XS1823397333
Denominations:	EUR 100,000 x EUR 100,000

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

We expect that delivery of the notes will be made against payment therefor on or about the closing date which will be on or about the fourth business day following the date of pricing of the notes (this settlement cycle being referred to as “T+4”). Under Rule 15c6-l of the Exchange Act, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next succeeding business day should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, MUFG Securities EMEA plc can arrange to send you the prospectus if you request it by calling MUFG Securities EMEA plc at + 44- 20-7577-2206.

This pricing term sheet supplements the preliminary prospectus supplement issued by Mohawk Capital Finance S.A. dated May 14, 2018.

We do not conduct investment business in the UK with retail clients and accordingly services and products mentioned or referred to in this material are not available to such persons via MUS(EMEA). This information is for professional investors or eligible counterparties only and it is not to be viewed as a ‘personal recommendation’ within the meaning of the FCA rules. MUFG Securities EMEA plc (‘MUS(EMEA)’) gives no assurance that any transaction will be entered into on the basis of this information. This information does not constitute an offer or solicitation to buy or sell any security or instrument or to enter into any transaction on such indicative terms. Indicative price quotations have been prepared on assumption and parameters that reflect our good faith judgement or selection and therefore no guarantee is given on to the accuracy, completeness or reasonableness of any such quotations. No representation or warranty is made that any indicative performance or return indicated will be achieved in the future. MUS(EMEA) and its affiliates may (or may in the future) be long or short of or may have a financial interest in any securities described herein. The information contained herein is provided to you on a strictly confidential basis and you agree that it may not be copied, reproduced or otherwise distributed by you, whether in whole or in part. Neither MUS(EMEA) nor any of its affiliates accept any liability whatsoever for any direct or consequential loss arising from any use of information or material contained herein. In addition, the provision of investment services may be restricted in certain jurisdictions. Products and services referred to herein are offered only in jurisdictions where and when they may be lawfully offered by MUS(EMEA) or members of MUFG. We will not provide any products or services described herein to any person if the provision of such products or services would be in violation of the law of such person’s home country jurisdiction or any other related jurisdiction.

MUFG Securities EMEA plc (MUS(EMEA)) is registered in England, company number 1698498 at Ropemaker Place, 25 Ropemaker Street, London EC2Y 9AJ, and is part of the Mitsubishi UFJ Financial Group (MUFG). MUS(EMEA) is authorised by the Prudential Regulation Authority (“PRA”) and regulated by the Financial Conduct Authority (“FCA”) and PRA in the UK.